SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12.

SOVRAN SELF STORAGE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Sovran Self Storage, Inc. on Wednesday, May 21, 2008 at the Courtyard by Marriott, 4100 Sheridan Drive, Buffalo, New York 14221. The 2008 Annual Meeting will begin promptly at 11:00 a.m. (E.D.T.).

The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of six Directors to serve until the 2009 Annual Meeting of Shareholders, “FOR” the amendment to the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc., and “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2008.

The vote of every Shareholder is important. You may vote your shares via the toll free telephone number or via the Internet (see instructions on the enclosed proxy card) or you may sign and date the accompanying proxy card and return it in the postage paid envelope provided. Returning your completed proxy card will not prevent you from voting in person at the meeting should you be present and wish to do so or from changing your vote before the meeting. Please note that the telephone number is available only for calls originating in the United States or Canada. Please take the time to vote. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another Shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Sovran Investor Relations at (716) 633-1850.

The Board of Directors and management look forward to greeting those Shareholders who are able to attend the Annual Meeting.

Sincerely,

David L. Rogers
Secretary

April 10, 2008

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
1. ELECTION OF DIRECTORS
2. AMENDMENT TO THE DEFERRED COMPENSATION PLAN FOR DIRECTORS OF SOVRAN SELF STORAGE, INC.
3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Grant of Plan-Based Awards for 2007
Outstanding Equity Awards At December 31, 2007
Option Exercises and Stock Vested In 2007
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
PROPOSALS OF SHAREHOLDERS FOR THE 2009 ANNUAL MEETING
OTHER MATTERS

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SOVRAN SELF STORAGE, INC.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Sovran Self Storage, Inc. (the “Company”) will be held at the Courtyard by Marriott, 4100 Sheridan Drive, Buffalo, New York 14221, on Wednesday, May 21, 2008, at 11:00 a.m. (E.D.T.), to consider and take action on the following:

1.	The election of six Directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

2.	An amendment to the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc. to increase the number of shares of the Company’s common stock that may be issued thereunder from 45,000 to 75,000.

3.	The ratification of the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2008.

4.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on March 24, 2008 will be entitled to notice of the meeting and to vote at the meeting.

Shareholders who will be unable to attend the Annual Meeting in person may attend the meeting by proxy. Such Shareholders are requested to complete, date, sign and return the proxy card in the envelope enclosed or to vote their shares by telephone or via the Internet as described on the enclosed proxy card.

By Order of the Board of Directors,

David L. Rogers
Secretary

Williamsville, New York
April 10, 2008

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 21, 2008

The Proxy Statement, Form 10-K for the year ended December 31, 2007 and the Annual Report to shareholders are available at www.sovranss.com/2008annualmeeting

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sovran Self Storage, Inc. (the “Company”) for the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, May 21, 2008 at 11:00 a.m. (E.D.T.) at the Courtyard by Marriott, 4100 Sheridan Drive, Buffalo, New York 14221, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed form of proxy are first being mailed to Shareholders on or about April 10, 2008.

Shareholders of record may vote by (i) attending the meeting, (ii) using the toll-free telephone number shown on the proxy card, (iii) voting via the Internet at the address shown on the proxy card, or (iv) marking, dating, signing and returning the enclosed proxy card. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. The proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy (including a telephone or Internet vote) as of a later date, or by attending the Annual Meeting and voting in person.

The entire cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will reimburse brokerage firms, banks and other securities custodians for their expenses in forwarding proxy materials to their principals. Solicitations other than by mail may be made by officers or by employees of the Company without additional compensation.

Only Shareholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 24, 2008, there were issued and outstanding 21,801,855 shares of the Company’s common stock (“Common Stock”). Each share of Common Stock has one vote. A majority of shares entitled to vote at the Annual Meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other purposes. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

The Company has enclosed with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2007, including the financial statements and schedules thereto.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 21, 2008

The Proxy Statement, Form 10-K for the year ended December 31, 2007 and the Annual Report to shareholders are available at www.sovranss.com/2008annualmeeting

1. ELECTION OF DIRECTORS

It is intended that the proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees for Director named below. Assuming a quorum is present, Directors are elected by a plurality of the affirmative votes cast; accordingly, votes withheld and broker non-votes will have no effect. The nominees proposed are all presently members of the Board.

Nominees for Election to the Board of Directors

The nominees named herein will hold office until the next succeeding Annual Meeting of Shareholders and until their successors are duly elected and qualified. In the event any nominee becomes unavailable to stand for election, it is intended that the persons named in the proxy may vote for a substitute who will be recommended by the Nominating Committee of the Board of Directors subject to Board approval. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors.

The following information with respect to business experience of nominees for election to the Board of Directors has been furnished by the respective directors or obtained from the records of the Company.

Name	Age	Independent	Title and Principal Occupation

Robert J. Attea	66	No	Chairman of the Board and Director of the Company since 1995 and Chief Executive Officer of the Company since March 1997.
Kenneth F. Myszka	59	No	President and Chief Operating Officer of the Company since March 1997 and Director of the Company since 1995.
John E. Burns	61	Yes	Director of the Company since 1995. Mr. Burns is President of Altus Capital Inc., an investment management company. From 1998 through 2000, Mr. Burns was Chairman of Sterling, a division of National City Bank, which provided tax and financial counseling services to affluent families.
Michael A. Elia	56	Yes	Director of the Company since 1995. Mr. Elia is President, Chief Executive Officer and a director of Sevenson Environmental Services, Inc., from 1984 to present.
Anthony P. Gammie	73	Yes	Director of the Company since 1995. From 1985 through March of 1996, Mr. Gammie was Chairman of the Board and Chief Executive Officer of Bowater Incorporated.
Charles E. Lannon	60	Yes	Director of the Company since 1995. Mr. Lannon is the President of Strategic Capital, Inc., a consulting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Director Independence

The Board of Directors has reviewed all transactions or relationships between each director, or any member of his or her immediate family and the Company, its senior management and its independent registered public accounting firm. There were no transactions, relationships or arrangements with any non-employee director that were required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934 that the Board of Directors considered as part of such review. The Board of Directors did consider a certain facilities services agreement between a business owned by Charles E. Lannon and the Company involving payments of approximately $12,000 per annum, which it did not regard as material. Based on this review and as required by the independence standards of the New York Stock Exchange (“NYSE”), the Board of Directors has affirmatively determined that Messrs. Burns, Elia, Gammie and Lannon are independent from management and its independent registered public accounting firm within the meaning of the NYSE listing standards and as defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors held five meetings during the fiscal year ended December 31, 2007. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees on which he served. Our independent Directors who are all members of our board of directors other than Messrs. Attea (our Chairman of the Board and Chief Executive Officer) and Myszka (our President and Chief Operating Officer), meet in executive session in conjunction with regularly scheduled meetings of the Board of Directors at least twice per year and on other occasions, as necessary, in accordance with the Company’s Corporate Governance Principles. The presiding director at executive sessions of our non-management directors rotates among the non-management directors. The Company’s policy is that all directors should attend the Annual Meeting of Shareholders absent a good reason. Four directors attended the 2007 Annual Meeting of Shareholders, and two directors were excused for good reason.

The Board of Directors has three committees with the principal functions described below. The charter of each committee is posted on the Company’s website at www.sovranss.com. A copy of each charter is available in print to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, Attention David L. Rogers, Secretary, or by telephone (716) 633-1850.

Audit Committee.  The Audit Committee is composed of Messrs. Burns, Elia and Gammie. Mr. Burns serves as Chair. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The Audit Committee assists the Board of Directors in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function, as well as accounting and reporting processes.

The Audit Committee is composed entirely of directors who are not employees of the Company and have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable NYSE listing standards and rules and regulations of the SEC. Each member must be “financially literate” under NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The SEC has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees. One of the rules adopted by the SEC requires a company to disclose whether it has an “Audit Committee Financial Expert” serving on its audit committee. The Board of Directors has determined that all members of the Audit Committee are financially literate and that Audit Committee member John E. Burns meets the definition of a “financial expert.”

The Audit Committee’s duties are set forth in its charter, which can be found on the Company’s web site at www.sovranss.com. Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed in the Report of the Audit Committee below. The Audit Committee held four meetings during the fiscal year ended December 31, 2007. At each of the meetings, the Audit Committee met in private session with the Company’s independent registered public accounting firm.

Compensation Committee.  The Compensation Committee is composed of Messrs. Burns, Elia and Gammie, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Elia serves as Chair. The Compensation Committee makes decisions with respect to compensation of Messrs. Attea, Myszka and Rogers (the “Executive Officers”), reviews and recommends to the full Board of Directors director compensation levels and programs and administers the Company’s 2005 Award and Option Plan.

The Compensation Committee met three times during 2007. Compensation Committee agendas are established by the Committee Chair, and the Compensation Committee meets in executive session only. Pursuant to its charter, the Compensation Committee has the authority to engage advisors, including compensation consultants, and the Compensation Committee has engaged Longnecker & Associates as a consultant to assist in evaluating compensation for the Executive Officers and compensation programs generally. The consultant reports directly to the Compensation Committee and does not perform services for management. However, on occasion, at the request and direction of the Compensation Committee, the consultant will review compensation levels recommended by the Executive Officers for other senior managers. The consultant advises the Compensation Committee with respect to compensation trends and best practices, plan design, reasonableness of individual compensation awards and general comparability with companies in the real estate investment trust (“REIT”) industry.

The Executive Officers do not participate in deliberations of the Compensation Committee. The Executive Officers, at the Compensation Committee’s request, prepare performance and operational data and financial information to assist the Compensation Committee in reaching its compensation determinations.

The Compensation Committee’s charter does not permit delegation of its responsibilities or authority to others. Accordingly, the Compensation Committee has not delegated any of its responsibilities.

The functions of the Compensation Committee are further described below under the caption “Executive Compensation” and in its charter, which can be found on the Company’s web site at www.sovranss.com.

Governance Committee.  The Governance Committee of the Board of Directors was formed in 2003 and serves as the Company’s nominating committee. The Governance Committee is composed of Messrs. Burns, Elia, Gammie and Lannon, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Gammie served as Chair in 2006 and Mr. Lannon was appointed Chair in February, 2007. The Governance Committee’s functions are set forth in its charter, which can be found on the Company’s website at www.sovranss.com, and include assisting the Board of Directors by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of shareholders, recommending to the Board the Corporate Governance Principles applicable to the Company, leading the Board of Directors in its annual review of the Board’s performance, and recommending the Board of Directors’ director nominees for each committee. The Governance Committee must annually review the adequacy of its charter and its own performance. The Governance Committee does not have an express policy with regard to consideration of director candidates recommended by shareholders, but it will consider director candidates proposed by shareholders. The Board of Directors does not believe that it is necessary to have a policy regarding the consideration of director candidates recommended by shareholders due to the infrequency of such recommendations. In general, the Board of Directors and the Governance Committee believe that candidates must be highly qualified, exhibiting the experience and expertise required of the Board of Directors’ own pool of candidates and interest in the Company’s businesses, and also the ability to attend and prepare for Board of Directors, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board of Directors. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth below under the caption “Proposals of Shareholders for the 2009 Annual Meeting.” One meeting of the Governance Committee was held during 2007.

CORPORATE GOVERNANCE

Corporate Governance Guidelines.  The Board of Directors adopted Corporate Governance Principles which comply with NYSE listing standards. These principles require, among other things, that a majority of directors on the Board of Directors meet the criteria for independence defined by the NYSE. The Company meets this independence standard. From time to time, the Board of Directors may revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of the Company’s shareholders and other constituencies. The Corporate Governance Principles are published on the Company’s website at www.sovranss.com. A printed copy of the Corporate Governance Principles will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Code of Ethics and Code of Ethics for Senior Financial Officers.  All of the Company’s directors and employees, including the Company’s Executive Officers, are required to comply with the Company’s Code of Ethics to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Company also has a Code of Ethics for Senior Financial Officers applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer and controller, each of whom is bound by the provisions set forth in the Code of Ethics relating to ethical conduct, conflicts of interest and compliance with the law. The Code of Ethics and Code of Ethics for Senior Financial Officers are published on the Company’s web site at www.sovranss.com. A printed copy of the Code of Ethics and the Code of

Ethics for Senior Financial Officers will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Policies And Procedures Regarding Related Party Transactions.  The Company has established conflict of interest policies, to which all directors, Executive Officers and key employees are subject. They are required to disclose to the Company’s Chief Compliance Officer (or, in the event such person is a director or Executive Officer, to the Chair of the Audit Committee) in writing each outside relationship, activity and interest that creates a potential conflict of interest. All directors, Executive Officers and other key employees are required to disclose in writing each year whether they are personally in compliance with such policy. In addition each director and Executive Officer is required to complete an annual questionnaire which calls for disclosure of any transactions in which the Company is or is to be a participant, on the one hand, and in which such director or Executive Officer or any member of his family has a direct or indirect material interest, on the other. The Board of Directors is of the opinion that these procedures are sufficient to allow for the review, approval or ratification of any transactions with related persons that would be required to be disclosed under applicable SEC rules.

Complaint Procedure; Communications with Directors.  The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and respond to complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. Any employee of the Company may report concerns regarding these matters in the manner specified in the Company’s Employee Complaint Procedures for Accounting and Auditing Matters, which is published on the Company’s web site at www.sovranss.com. A printed copy of the Company’s Employee Complaint Procedures for Accounting and Auditing Matters will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

The Board of Directors has also established a process for shareholders or other interested parties to send communications to the Company’s independent directors. Shareholders or other interested parties may communicate with the Board of Directors by calling (716) 633-1850 ext. 6116 or by writing to the Company’s Corporate Secretary. Communications sent to the Company addressed to the Board of Directors by these methods will be screened by the Corporate Secretary for appropriateness before either forwarding or notifying the independent directors of receipt of a communication.

DIRECTOR COMPENSATION

The Company pays its Directors who are not also officers or employees of the Company (an “Outside Director”) an annual fee of $25,000. An additional $7,500 is paid to each member of the Audit Committee, an additional $25,000 is paid to the chair of the Audit Committee and an additional $5,000 is paid to the chair of each of the Compensation and Governance Committees. Outside Directors are also paid a meeting fee of $1,000 for each special meeting of the Board of Directors’ attended. In addition, the Company will reimburse all Directors for reasonable expenses incurred in attending meetings.

Under the Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of their fees credited to a deferred compensation account in the form of units equivalent to shares of the Company’s Common Stock (“Units”). The number of Units credited is equal to the number of shares of Common Stock that could have been purchased using the closing price of Common Stock on the day immediately preceding the date on which the fees were payable. When the Company declares cash dividends on its Common Stock, additional Units are credited to the deferred compensation accounts based on the reinvestment of the dividend on the dividend record dates. Amounts credited to the deferred compensation accounts will be paid to Directors in the form of shares of Common Stock, the number of which shares will equal the number of Units credited to the accounts.

Pursuant to the 1995 Outside Directors’ Stock Option Plan (the “Directors’ Plan”), each Outside Director is granted, effective as of the Outside Director’s initial election or appointment, an option to acquire 3,500 shares of Common Stock at the fair market value of the Common Stock on the date of grant. In addition, as of the close of each annual shareholders’ meeting after initial appointment or election, each Outside Director is granted an option to acquire an additional 2,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. The initial options for 3,500 shares of Common Stock are exercisable one year from the date of grant based on continued service; the Outside Directors’ options awarded annually thereafter are exercisable immediately. The exercise price is payable in cash or by delivery of shares of Common Stock owned by the Outside Director, or a combination of cash and shares. The option must be exercised within ten years from the date of grant. One Outside Director exercised options for 2,000 shares of Common Stock during 2007.

In addition, under the Directors’ Plan, each Outside Director is granted annually a number of shares of restricted stock equal to the base annual fee paid to such Outside Director multiplied by 0.8 and divided by the fair market value of a share of Common Stock on the date of grant. Any restricted stock granted vests one year following the date of grant based on continued service.

The table below summarizes the compensation paid by the Company to Outside Directors for the year ended December 31, 2007.

	Fees Earned or	Restricted Stock	Option	All Other
	Paid in Cash	Awards	Awards ($)	Compensation
Name	($)(1)	($)(2)	(3)	($)(4)	Total ($)

John E. Burns	$58,500	$20,000	$13,120	$992	$92,612
Michael A. Elia	$38,500	$20,000	$13,120	$992	$72,612
Anthony P. Gammie	$33,500	$20,000	$13,120	$992	$67,612
Charles E. Lannon	$31,000	$20,000	$13,120	$992	$65,112

(1)	All Outside Directors elected to have their 2007 fees credited to a deferred compensation account in the form of Units. The Units credited to each Outside Director were 1,152 for Mr. Burns, 757 for Mr. Elia, 659 for Mr. Gammie, and 609 for Mr. Lannon.

(2)	Each Outside Director received an award of restricted stock with a grant date fair value of $20,000. See footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of assumptions used to value the restricted stock awards. In 2007, each Outside Director was granted 391 shares of restricted stock, which are not vested but will vest in full on May 21, 2008.

(3)	The amounts in the options award column reflect the 2007 expense recorded in the Company’s financial statements related to stock options granted, disregarding estimates relating to service-based vesting conditions. All options are currently exercisable. The full grant date fair value, in accordance with FAS 123(R), of each option award in 2007 was $6.56 per share, or $13,120 in the aggregate for each Outside Director. See footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used to value the stock options. Information regarding the stock option awards outstanding are shown below:

			Number of
Name	Grant Date	Expiration Date	Shares

John E. Burns	5/13/2004	5/13/2014	2,000
	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
Michael A. Elia	5/13/2004	5/13/2014	2,000
	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
Anthony P. Gammie	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
Charles E. Lannon	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000

(4)	Dividends on restricted stock.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth for each current Director, each of whom is a nominee for Director and each of the Executive Officers named in the Summary Compensation Table and for all Directors and Executive Officers as a group, information concerning beneficial ownership of Common Stock as of March 24, 2008. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed.

	Shares of Common Stock
	Beneficially Owned at	Percent of
	March 24, 2008	Common Stock
Name	(1)(2)(3)	Owned

Robert J. Attea	195,138	*
Kenneth F. Myszka	186,814	*
Charles E. Lannon	129,835	*
John E. Burns	8,391	*
Michael A. Elia	9,835	*
Anthony P. Gammie	20,767	*
David L. Rogers	127,966	*

Directors and Executive Officers As a Group (seven persons)	678,746	3.1%

*	Represents beneficial ownership of less than 1% of outstanding Common Stock on March 24, 2008.

(1)	Includes 6,000, 8,000, 8,000, and 6,000 shares of Common Stock that may be acquired by Messrs. Lannon, Burns, Elia, and Gammie, respectively, through the exercise, within sixty days, of options granted under the 1995 Outside Directors’ Stock Option Plan.

(2)	Excludes 4,609, 9,576, 8,827 and 5,806 shares of Common Stock issuable to each of Messrs. Burns, Elia, Gammie and Lannon, respectively, in payment of amounts credited to their accounts under the Company’s Deferred Compensation Plan for Directors.

(3)	Includes 27,667, 27,102 and 27,761 shares of restricted stock as to which Messrs. Attea, Myszka and Rogers, respectively, have voting power but no investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company as of March 24, 2008.

		Amount of
		Common
		Stock
		Beneficially	Percent of
		Owned as of	Common Stock
Title of Class	Name and Address of Beneficial Owners	March 24, 2008	Owned

Common	Cohen & Steers, Inc.(1) 280 Park Avenue 10th Floor New York, NY 10017	2,823,208	12.9%
Common	FMR LLC(2) 82 Devonshire Street Boston, MA 02109	2,342,602	10.7%
Common	Morgan Stanley(3) 1585 Broadway New York, NY 10036	2,040,396	9.4%
Common	The Vanguard Group, Inc.(4) 100 Vanguard Boulevard Malvern, PA 19355	1,372,694	6.3%
Common	Barclays Global Investors, AG(5) Apianstrasse 6 D-85774 Unterfohring, Germany	1,339,048	6.1%

(1)	All information relating to Cohen & Steers, Inc. (“C&S”) is derived from the Schedule 13G/A filed by it and other entities on February 13, 2008. According to C&S, of the 2,823,208 shares of the Company’s Common Stock owned by C&S, C&S has the sole power to vote or direct the vote with respect to 2,746,508 shares and does not share voting power with respect to any other shares. C&S has the sole power to dispose or direct the disposition of all 2,823,208 shares of the Company’s Common Stock owned by C&S. The Company has not independently verified this information.

(2)	All information relating to FMR LLC (“Fidelity”) is derived from Schedule 13G/A filed by it on February 14, 2008. According to Fidelity, of the 2,342,602 shares of the Company’s Common Stock owned by Fidelity, Fidelity has the sole power to vote or direct the vote with respect to 547,780 shares and does not share voting power with respect to any other shares. Fidelity has the sole power to dispose or direct the disposition of all 2,342,602 shares of the Company’s Common Stock owned by Fidelity. The Company has not independently verified this information.

(3)	All information relating to Morgan Stanley is derived from the Schedule 13G filed by it and other entities on February 14, 2008. According to Morgan Stanley, of the 2,040,396 shares of the Company’s Common Stock owned by Morgan Stanley, Morgan Stanley has the sole power to vote or direct the vote with respect to 1,031,711 shares and does not share voting power with respect to any other shares. Morgan Stanley has the sole power to dispose or direct the disposition of all 2,040,396 shares of the Company’s Common Stock owned by Morgan Stanley. The Company has not independently verified this information.

(4)	All information relating to The Vanguard Group, Inc. (“Vanguard”) is derived from Schedule 13G/A filed by it on February 12, 2008. According to Vanguard, of the 1,372,694 shares of the Company’s Common Stock owned by Vanguard, Vanguard has the sole power to vote or direct the vote with respect to 29,961 shares and does not share voting power with respect to any other shares. Vanguard has the sole power to dispose or direct the disposition of all 1,372,694 shares of the Company’s Common Stock owned by Vanguard. The Company has not independently verified this information.

(5)	All information relating to Barclays Global Investors, AG (“Barclays”) is derived from Schedule 13G filed by it and other entities on February 6, 2008. According to Barclays, of the 1,339,048 shares of the Company’s Common Stock owned by Barclays, Barclays has the sole power to vote or direct the vote with respect to

992,149 shares and does not share voting power with respect to any other shares. Barclays has the sole power to dispose or direct the disposition of all 1,339,048 shares of the Company’s Common Stock owned by Barclays. The Company has not independently verified this information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of information furnished to the Company and reports filed through the Company, the Company believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater-than-10% beneficial owners were complied with during 2007.

2. AMENDMENT TO THE DEFERRED COMPENSATION PLAN FOR DIRECTORS OF SOVRAN
SELF STORAGE, INC.

The Board of Directors has adopted a resolution recommending that Shareholders consider and approve a proposal to amend the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc. (the “Deferred Compensation Plan”) in order to increase the number of shares available for issuance under the Deferred Compensation Plan from 45,000 to 75,000 shares of Common Stock.

The Deferred Compensation Plan is intended to provide Outside Directors the opportunity to defer the receipt of their annual retainer fees and fees for attendance at meetings of the Board of Directors and its committees and to receive those deferred fees in the form of shares of Common Stock. All Outside Directors (currently, four persons) are eligible to participate in the Deferred Compensation Plan. The maximum number of shares that may be issued under the Deferred Compensation Plan currently is 45,000, subject to adjustment to reflect certain changes in capitalization, such as stock splits, stock dividends or recapitalizations.

The following is a summary of the Deferred Compensation Plan.

The Deferred Compensation Plan permits Outside Directors to defer to a later year receipt of all or a portion of their annual retainer and meeting fees (“Compensation”) that otherwise would be includible in income for tax purposes in the year in which it would have been paid. Under current tax laws, no income will be recognized by an Outside Director at the time of deferral. Upon payment, an Outside Director will recognize ordinary income in an amount equal to the sum of the fair market value of the shares of Common Stock received and the cash received for any fractional share. The Company will be entitled to a deduction equal to the income recognized by the Outside Director.

Under the Deferred Compensation Plan, Outside Directors may defer all or part of their Compensation otherwise payable in cash. Compensation which is deferred will be credited to each Outside Director’s account under the Deferred Compensation Plan (“Account”) in the form of Units. The number of Units credited is determined by dividing the amount of Compensation deferred by the closing price of Common Stock on the New York Stock Exchange (the “Stock Price”) on the immediately preceding business day. When cash dividends are paid on Common Stock the Outside Director’s Account will be credited with a number of Units determined by multiplying the number of Units in the Account on the dividend record date by the per-share dividend amount and then dividing the product by the Stock Price on the dividend record date. In the case of stock dividends, the Outside Director’s Account will be credited with a number of Units determined by multiplying the number of Units in the Account by the stock dividend declared.

All amounts credited to an Outside Director’s Account will be paid to the Outside Director in the form of shares of Common Stock, the number of which shares will equal the number of Units credited to the Outside Director’s Account. An Outside Director may elect to receive the shares in a lump sum on a date specified by such Outside Director or in quarterly or annual installments over a specified period and commencing on a specified date. If an Outside Director makes no election, shares will be distributed in a lump sum within ten business days of the cessation of the Outside Director’s services as a Director. In the event of an Outside Director’s Disability (as defined in the Deferred Compensation Plan) or death, all amounts credited to the Outside Director’s Account as of the date of disability or death will be paid to the Director or to the beneficiary designated by the Outside Director, or if none, to the Outside Director’s estate in shares of Common Stock on or before the later of the last day of the calendar year in which the Outside Director’s death or disability occurs or the 90th day following the date on which such Outside Director’s death or disability occurs.

If a Change In Control (as defined in the Deferred Compensation Plan) occurs and an Outside Director ceases to be a Director within two years thereafter, then all amounts credited to the Outside Director’s Account as of such date of termination will be paid promptly in shares of Common Stock.

The Deferred Compensation Plan permits an Outside Director, with the approval of the Board of Directors, to withdraw, in the form of shares, amounts credited to the Outside Director’s Account in the case of financial hardship arising from an unforeseeable emergency. However, the amount withdrawn cannot exceed the amount reasonably necessary to meet the financial hardship.

The Deferred Compensation Plan may be amended or terminated at any time by the Board of Directors, but no amendment or termination shall affect amounts previously credited to an Outside Director’s Account.

The additional shares of Common Stock issuable will be registered pursuant to the Securities Act of 1933 prior to issuance.

Only a Director who is an Outside Director is eligible to participate in the Deferred Compensation Plan. The number of persons currently eligible to participate in the Deferred Compensation Plan is four. Because the aggregate benefits under the Deferred Compensation Plan are dependent upon the number of Outside Directors who elect to participate in the Deferred Compensation Plan, the portion of their Compensation that participating Outside Directors elect to defer and the market price of Common Stock when deferred Compensation and dividends are credited to their Accounts, it is not possible to predict what benefits will be received under the Deferred Compensation Plan.

New Plan Benefits
Deferred Compensation Plan for Directors, as amended

		Dollar Value
Position	Number of Units	of Grant

Outside Directors as a Group	30,000	(1)

(1)	The Deferred Compensation Plan provides that an Outside Director may elect to defer all or part of their Compensation otherwise payable in cash, and that Compensation which the Outside Director elects to defer shall be converted into Units determined by dividing the amount of such Compensation by the Stock Price on the immediately preceding day. Since the amount of Compensation deferrals during any given future period is unknown and the Stock Price upon the effective time of deferral unknown, it cannot be determined how many Units will be issued in any given period. However, the grant of Units to each Outside Director is an exchange of Compensation (that is otherwise immediately payable in cash) for Units at the market price.

Approval of the amendment requires the affirmative vote of a majority of the shares of Common Stock cast, provided that the total vote cast on the proposal represents over 50 percent of all of the shares of Common Stock entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted as votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE DEFERRED COMPENSATION PLAN FOR DIRECTORS.

3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Shareholders and based upon the recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as its independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Fees billed to the Company for fiscal years 2007 and 2006 by Ernst & Young LLP were as follows:

	2007	2006

Audit Fees	$344,343	$451,690
Audit-Related Fees	$10,015	$9,250
Tax Fees	$119,560	$130,127
All Other Fees	$0	$0

TOTAL FEES	$473,918	$591,067

Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, and the audit of the internal controls over financial reporting. In 2007, audit fees also included $50,553 related to the audit of historical summaries for certain 2007 acquisitions. In 2006, audit fees also included $157,004 related to the Company’s common stock offering and the audit of historical summaries for certain 2006 acquisitions. Audit related fees include the audit of the Company’s 401(k) plan. Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance, and return preparation.

The Audit Committee has adopted a policy that requires advance approval of the Audit Committee for all audit, audit-related, tax services, and other services to be provided by the independent registered public accounting firm to the Company. The Audit Committee has delegated to its Chairman authority to approve permitted services, provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. During 2007, all fees for audit services, all fees for audit-related services and all fees for tax services were approved under this policy.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Approval of the appointment requires the affirmative vote of a majority of the shares of Common Stock cast, provided a quorum is present at the meeting. Broker non-votes and abstentions will have no effect on the outcome.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR”
THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits of the Company’s financial statements and management’s assessment of the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of the Company’s internal controls over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from

Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sovran Self Storage, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

JOHN E. BURNS, CHAIR
MICHAEL A. ELIA
ANTHONY P. GAMMIE

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

The following named persons are the Executive Officers of the Company:

Name	Age	Title

Robert J. Attea	66	Chairman of the Board and Chief Executive Officer
Kenneth F. Myszka	59	President and Chief Operating Officer
David L. Rogers	52	Chief Financial Officer and Secretary

David L. Rogers.  From 1995 to the present, David L. Rogers has served as the Company’s Chief Financial Officer and Secretary.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives.  As a real estate investment and management company, the Company’s long-term success depends on its ability to acquire, improve, operate and finance self-storage properties in a manner that will enhance shareholder value, market presence and operational efficiency. Competitive and marketplace pressures require constant improvements to productivity, innovation in providing customer service, and optimal allocation of capital resources. To achieve these goals, it is critical that the Company be able to attract, motivate, and retain highly talented individuals at all levels of the organization with appropriate skill-sets who are committed to the Company’s core values of excellence, integrity, and respect for people. The Company’s compensation philosophy is to provide compensation programs that will motivate the Executive Officers to improve operating results and profitability. Rewarding growth in funds from operations (“FFO”) per share aligns the interests of management and shareholders by increasing FFO per share growth. The Company’s incentive compensation also promotes growth through selective acquisitions and improvements and enhancements to existing properties, obtaining a low cost of funds and improving operating efficiencies through technical innovation.

The Compensation Committee of the Board of Directors has oversight responsibility in administering our executive compensation programs, determines compensation of the Executive Officers on an annual basis and provides guidance over the Company’s overall compensation programs.

The Compensation Committee historically has approached its determination of the Chief Executive Officer’s compensation in the same fashion as it determines compensation for the Chief Operating Officer and Chief

Financial Officer. The Compensation Committee essentially treats these three officers as a team with complimentary skill sets and, despite their different roles, expects them to work as a team to achieve Company objectives. Accordingly, compensation of these three executive positions is very similar. This approach, in the view of the Compensation Committee, motivates them to work as a team to attain Company goals.

Components of Executive Compensation.  For 2007, the compensation of the Executive Officers consisted of the same five primary components used in prior years: (i) base salary, (ii) annual incentive awards for performance, payable in cash and restricted stock, (iii) long-term incentive compensation, (iv) severance benefits, and (v) welfare benefits. The Compensation Committee believes that its program encourages short and long-term performance in a way that promotes Company objectives and aligns their interests with those of shareholders. Following is a discussion of the Compensation Committee’s considerations in establishing each of these components for the Executive Officers for 2007.

Base Salary.  Base salary is the guaranteed element of the Executive Officers’ annual cash compensation. The value of base salary generally reflects the executive’s actual performance, skill set and the market value of that skill set. A competitive salary structure is the most fundamental component of executive compensation used by the Compensation Committee to assist in attracting and retaining qualified executives. In 2006, the Compensation Committee, in setting salaries for the executive officers, considered recommendations of its compensation consultant, Longnecker & Associates, whose advice was based upon its comparisons to executive officers of public real estate companies with market capitalization and enterprise value similar to that of the Company, such as EastGroup Properties Inc., Lexington Realty Trust, Parkway Properties, Inc., PS Business Parks, Inc., U-Store-It Trust and Tarragon Corporation. This data was used to test for reasonableness and competitiveness of base salaries but the Compensation Committee did not specifically target or “benchmark” a certain level of base salary within such peer group. In 2007, the Compensation Committee proposed increases in the amount of 5% in the salaries of Messrs. Attea, Myszka and Rogers, which took into consideration the general range of percentage salary increases initially proposed for other management employees of the Company. However, Messrs. Attea, Myszka and Rogers each elected to receive an increase of approximately 2% in order to enable the Company to provide greater salary increases to other management employees of the Company, which increases ranged from approximately 8% to 13%. In 2008, the Compensation Committee increased the salaries of Messrs. Attea, Myszka and Rogers by approximately 5% which increase was consistent with the increases being received by other management employees of the Company.

Annual Incentive Awards.  The Company has established annual bonus guidelines in order to align the Executive Officers’ goals with the Company’s sales and earnings growth objectives for the current year. These guidelines were established in 1995 with the assistance of the Company’s investment banker and have been modified from time to time by the Compensation Committee upon the advice of the Compensation Committee’s compensation consultant and to respond to changes in industry conditions. The Compensation Committee, consistent with historical practices and what it believes are compensation best practices, is currently reviewing the metrics of the guidelines to ensure the incentive awards are appropriately motivating key employees and rewarding such key employees for Company performance. The components of the guidelines for 2007 related to growth in FFO per share and other performance factors as described below.

FFO Growth Targets.  Pursuant to annual incentive guidelines, Executive Officers could earn a bonus of up to 90% of their base salaries based upon the percentage increase of FFO per share for the current year over the FFO per share for the previous year. No bonus is earned unless FFO per share growth is at least 5% over the prior year. To achieve the maximum bonus, FFO per share growth must exceed 15%. The Company’s FFO per share is computed in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) guidelines. The Company believes that FFO per share growth is an extremely important measurement of successful performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with generally accepted accounting principles, or GAAP. FFO is a non-GAAP financial measure developed by NAREIT to compare the operating performance of REIT’s. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP. For the 2007 year, no bonuses were earned by the Executive Officers with respect to this element of the incentive guidelines.

Comparative FFO.  In addition, each Executive Officer could earn up to 22.5% of his base salary if the FFO per share percentage growth exceeded the average FFO growth of companies in the same industry segment over the same period. No bonus for this criteria was earned in 2007.

Other Performance Factors.  In addition, the Compensation Committee, in its discretion, may award a bonus up to 50% of base salary based upon the Company’s achievements and overall performance during the preceding year. Each Executive Officer was awarded a bonus of 33.5% of salary for 2007 pursuant to this component. The factors considered by the Compensation Committee in making this award included the quantity and quality of acquisitions, financial performance, improvement of financial ratios, the successful implementation of enhancements to existing properties, increases in operating efficiency and productivity, improvements in same store sales, decreases in the cost of funds and successful implementation of technological innovations.

Form of Payment.  While the bonuses relating to FFO targets are normally paid in cash, all or a substantial part of the bonus relating to “other performance factors” is paid in shares of restricted stock which have vesting periods ranging from two to nine years, all as determined by the Compensation Committee. The Compensation Committee determined that 50% of the 2007 annual bonus relating to other performance factors was to be awarded in shares of restricted stock. As such, grants were made to Messrs. Attea, Myszka and Rogers of 2,020, 1,966 and 1,966 shares of restricted stock, respectively, on February 26, 2008. The shares granted to Messrs. Attea, Myszka and Rogers vest ratably over a two year period, a four year period and a seven year period, respectively. In establishing the vesting periods, the Compensation Committee considered the respective ages of the recipients. The balance of such 2007 annual bonus was paid in cash.

Long-Term Incentive Plan.  For several years, the Compensation Committee has been considering various alternatives of long-term incentive compensation programs that would align the interest of management with shareholders, provide retention incentives and minimize the impact on earnings. The compensation consultant has recommended that the Compensation Committee use restricted stock awards with a four-year vesting period. In 2007, the Compensation Committee determined to grant such awards to the Executive Officers; however, in lieu of a four-year vesting period it decided to provide for a ratable eight-year vesting period to minimize the financial impact on the Company. Thus, the Compensation Committee made grants in 2007 to Messrs. Attea, Myszka and Rogers of 5,994, 5,837 and 5,837 shares of restricted stock, respectively, with 12.5% of such shares vesting each year. The Compensation Committee determined the number of shares awarded by relying upon the recommendation of its compensation consultant, which recommendation was based upon its experience with similarly sized REITs. These awards were made under the 2005 Award and Option Plan previously approved by shareholders.

The Company has not granted stock options to Executive Officers since 2001; however, stock options granted in the past and stock options that might be granted in the future are granted effective as of the date on which the Compensation Committee authorizes such grant and the exercise price, consistent with the 2005 Award and Option Plan (and predecessor plans), has been and will be the average of the high and low price of the shares on the date of grant. The Company does not have any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Severance Benefits.  Each of the Executive Officers is a party to an employment agreement with severance benefits. A description of the terms of the agreements can be found under the heading “Employment Agreements” beginning on page 19 of this Proxy Statement. In entering into these agreements, the Compensation Committee desired to assure that we would have the continued dedication of the Executive Officers, notwithstanding the possibility of a change in control, and to retain such Executive Officers in our employ. The Compensation Committee believes that, should the possibility of a change in control arise, the Company should be able to receive and rely upon our Executive Officers’ advice as to the best interests of our Company and without the concern that such Executive Officer might be distracted by the personal uncertainties and risks created by a potential change in control. The actual benefits and payments to be made to the Executive Officers, as set forth in the employment agreements, were determined based on the Compensation Committee’s business judgment, advice received by the Compensation Committee from its compensation consultant and negotiations with each officer at the time of entering into the agreements.

Welfare Benefits.  The Executive Officers also receive benefits offered to all full time employees of the Company, including medical insurance coverage, disability insurance, life insurance and matching contributions to the Company’s 401(k) Plan. Under the terms of the applicable welfare benefit plans, the cost of these employee benefits is partially borne by the employee, including each Executive Officer. These plans are nondiscriminatory except that the Executive Officers may be reimbursed for medical expenditures not covered by the Company’s standard plan. In 2007 Messrs. Attea and Myszka received reimbursements of $5,000 and $3,531, respectively. The benefits paid to the Executive Officers in 2007 are included in the Summary Compensation Table below.

Perquisites.  In addition, the Executive Officers each receive $15,600 per year to be applied to automobile allowance, club memberships and miscellaneous expenses. These relatively inexpensive components of executive compensation are primarily viewed as necessary to keep compensation levels competitive and to assist in attracting and retaining qualified executives. The dollar value of perquisites is not significant relative to the other components of executive compensation. These amounts are included in the Summary Compensation Table below.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits to $1 million a publicly held corporation’s tax deduction each year for compensation to any “covered employee”, except for certain qualifying “performance-based compensation”. Because the Company qualifies as a REIT under the Internal Revenue Code, it is not subject to Federal income taxes. Thus the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to the Company, provided the Company continues to distribute 90% of its taxable income. A larger portion of shareholder distributions may be subject to Federal income tax as dividend income, rather than a return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to Federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and Nonquali-
						Non-Equity	fied Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensations	Total
Name and Principal Position	Year	($)	($)	($)(1)(3)	($)	($)(2)(4)	($)	($)(5)	($)

Robert J. Attea	2007	$386,632	—	$421,535	—	$64,761	—	$116,558	$989,486
Chairman of the Board and	2006	$379,168	—	$292,895	—	$151,668	—	$109,044	$932,775
Chief Executive Officer
Kenneth F. Myszka	2007	$376,456	—	$314,769	—	$63,056	—	$111,309	$865,590
President and Chief	2006	$369,056	—	$228,666	—	$147,622	—	$104,624	$849,968
Operating Officer
David L. Rogers	2007	$376,456	—	$279,528	—	$63,056	—	$108,928	$827,968
Chief Financial Officer	2006	$369,056	—	$209,648	—	$147,622	—	$99,011	$825,337
and Secretary

(1)	The stock awards amounts shown for 2007 represent the dollar value of the restricted stock earned by the Executive Officers and recognized by the Company as expense in 2007 for financial statement reporting purposes in accordance with FAS 123(R), disregarding estimates relating to service-based vesting conditions. See Footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used to value stock awards.

(2)	Amount for 2007 represents cash payment for 2007 performance made in March 2008 to Messrs. Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below.

(3)	The stock awards amounts shown for 2006 represent the dollar value of the restricted stock earned by the Executive Officers and recognized by the Company as expense in 2006 for financial statement reporting purposes in accordance with FAS 123(R), disregarding estimates relating to service-based vesting conditions. See Footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to value stock awards.

(4)	Amount for 2006 represents cash payment for 2006 performance made in March 2007 to Messrs, Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below.

(5)	All other compensation includes the following:

				Supplemental
			401(k)	Health	Medical and Life	Dividends on	Total “All Other
Name		Allowances*	Match	Coverage	Insurance Costs	Restricted Stock	Compensation”

Robert J. Attea	2007	$15,600	$4,500	$5,000	$11,180	$80,278	$116,558
	2006	$15,600	$4,873	$3,118	$9,005	$76,448	$109,044
Kenneth F. Myszka	2007	$15,600	$4,500	$3,531	$11,253	$76,425	$111,309
	2006	$15,600	$6,230	$4,738	$8,980	$69,076	$104,624
David L. Rogers	2007	$15,600	$4,500	—	$11,253	$77,575	$108,928
	2006	$15,600	$5,355	—	$8,980	$69,076	$99,011

*	Includes an annual allowance for an automobile, club dues and other miscellaneous expenses.

Grant of Plan-Based Awards for 2007

										All Other
										Option Awards:		Grant Date
		Estimated Possible Payouts			Estimated Future Payouts					Number of	Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			All Other		Securities	Base Price	of Stock
		Plan Awards			Plan Awards			Stock Awards:		Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards	Awards
Name	Date	($)	($)	($)(1)	(#)	(#)	(#)	(#)(2)		(#)	($/sh)	($)(5)

Robert J. Attea	2/26/07	—	—	—	—	—	—	1,902	(3)	—	—	113,749
	2/26/07	—	—	—	—	—	—	5,994	(4)	—	—	358,471
	N/A	—	—	628,277	—	—	—		(6)	—	—	—
Kenneth F. Myszka	2/26/07	—	—	—	—	—	—	1,851	(3)	—	—	110,699
	2/26/07	—	—	—	—	—	—	5,837	(4)	—	—	349,082
	N/A	—	—	611,741	—	—	—		(6)	—	—	—
David L. Rogers	2/26/07	—	—	—	—	—	—	1,851	(3)	—	—	110,699
	2/26/07	—	—	—	—	—	—	5,837	(4)	—	—	349,082
	N/A	—	—	611,741	—	—	—		(6)	—	—	—

(1)	This is not the amount earned but is the maximum amount that could have been earned under the Annual Incentive Award based upon 2007 performance. The actual amount that was earned and paid in cash is set forth in the Summary Compensation Table. The Company also issued shares of restricted stock as part of such bonus earned. See item 6 below.

(2)	Holders of restricted shares are entitled to the same dividend and voting rights as are holders of the Company’s Common Stock.

(3)	Restricted shares issued in 2007 as part of each executive’s 2006 bonus. The shares granted to Messrs. Attea, Myszka and Rogers vest ratably over a two year period, a four year period and a seven year period, respectively The cash portion of each executive’s 2006 bonus is included in the Summary Compensation Table as 2006 “non-equity incentive plan compensation”.

(4)	Restricted shares issued in 2007 as a long-term incentive compensation award, with 12.5% of such shares vesting each year. Such shares were issued under the 2005 Award and Option Plan.

(5)	Amount represents full grant date fair value of restricted stock awards granted in 2007 computed in accordance with FAS 123R.

(6)	The Company also issued Messrs. Attea, Myszka and Rogers 2,020, 1,966 and 1,966 shares of restricted stock, respectively, on February 26, 2008, as part of each executive’s 2007 bonus. The shares granted to Messrs. Attea, Myszka and Rogers vest ratably over a two year period, a four year period and a seven year period, respectively. The cash portion of each executive’s 2007 bonus is included in the Summary Compensation Table as 2007 “non-equity incentive plan compensation”.

Outstanding Equity Awards At December 31, 2007

	Option Awards					Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
									Incentive	Market
			Equity						Plan Awards:	Value or
			Incentive Plan						Number of	Payout
			Awards:				Market		Unearned	Value of
	Number of	Number of	Number of			Number of	Value of		Shares,	Unearned
	Securities	Securities	Securities			Shares or	Shares or		Units or	Shares, Units
	Underlying	Underlying	Underlying			Units of	Units of		Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Stock that	Stock that		Rights that	Rights that
	Options (#)	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not		Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(1)		Vested (#)	Vested ($)

Robert J. Attea	—	—	—	—	—	6,581	$263,898	(2)	—	—
	—	—	—	—	—	2,017	$80,882	(3)	—	—
	—	—	—	—	—	2,346	$94,075	(4)	—	—
	—	—	—	—	—	1,320	$52,932	(5)	—	—
	—	—	—	—	—	2,040	$81,804	(6)	—	—
	—	—	—	—	—	2,208	$88,541	(7)	—	—
	—	—	—	—	—	6,812	$273,161	(8)	—	—
	—	—	—	—	—	1,902	$76,270	(9)	—	—
	—	—	—	—	—	5,994	$240,359	(10)	—	—
Kenneth F. Myszka	—	—	—	—	—	5,175	$207,518	(11)	—	—
	—	—	—	—	—	2,017	$80,882	(3)	—	—
	—	—	—	—	—	2,296	$92,070	(12)	—	—
	—	—	—	—	—	1,282	$51,408	(13)	—	—
	—	—	—	—	—	1,985	$79,599	(14)	—	—
	—	—	—	—	—	3,215	$128,922	(15)	—	—
	—	—	—	—	—	6,029	$241,763	(16)	—	—
	—	—	—	—	—	1,851	$74,225	(17)	—	—
	—	—	—	—	—	5,837	$234,064	(18)	—	—
David L. Rogers	—	—	—	—	—	5,175	$207,518	(13)	—	—
	—	—	—	—	—	2,017	$80,882	(3)	—	—
	—	—	—	—	—	2,296	$92,070	(12)	—	—
	—	—	—	—	—	1,282	$51,408	(13)	—	—
	—	—	—	—	—	1,985	$79,599	(14)	—	—
	—	—	—	—	—	3,675	$147,368	(19)	—	—
	—	—	—	—	—	6,029	$241,763	(16)	—	—
	—	—	—	—	—	1,851	$74,225	(20)	—	—
	—	—	—	—	—	5,837	$234,064	(18)	—	—

(1)	Market value of unvested shares is based on December 31, 2007 closing stock price.

(2)	Restricted shares vest at a rate of 2,194 shares per year through 2010

(3)	Restricted shares vest at a rate of 673 shares per year through 2010

(4)	Restricted shares vest at a rate of 782 shares per year through 2010

(5)	Restricted shares vest at a rate of 659 shares per year through 2009

(6)	Restricted shares vest at a rate of 1,020 shares per year through 2009

(7)	Restricted shares vest at a rate of 2,208 shares per year through 2008

(8)	Restricted shares vest at a rate of 973 shares per year through 2014

(9)	Restricted shares vest at a rate of 951 shares per year through 2009

(10)	Restricted shares vest at a rate of 749 shares per year through 2015

(11)	Restricted shares vest at a rate of 1,725 shares per year through 2010

(12)	Restricted shares vest at a rate of 765 shares per year through 2010

(13)	Restricted shares vest at a rate of 640 shares per year through 2009

(14)	Restricted shares vest at a rate of 993 shares per year through 2009

(15)	Restricted shares vest at a rate of 1,072 shares per year through 2010

(16)	Restricted shares vest at a rate of 861 shares per year through 2014

(17)	Restricted shares vest at a rate of 463 shares per year through 2011

(18)	Restricted shares vest at a rate of 730 shares per year through 2015

(19)	Restricted shares vest at a rate of 612 shares per year through 2013

(20)	Restricted shares vest at a rate of 264 shares per year through 2014

Option Exercises and Stock Vested In 2007

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)

Robert J. Attea	—	—	8,509	$467,302
Kenneth F. Myszka	—	—	6,729	$365,823
David L. Rogers	—	—	6,269	$340,372

(1)	Amounts reflect the market value of the Common Stock on the day the Common Stock vested.

EMPLOYMENT AGREEMENTS

In 1999, the Company entered into employment agreements with Messrs. Attea, Myszka and Rogers. Each employment agreement has an indefinite term but can be terminated by the Company (a) in the event of the executive’s disability, (b) for “cause,” or (c) upon 30 days prior written notice to the executive. Each executive may terminate his employment agreement (a) for “good reason,” or (b) by providing 60 days prior written notice to the Company. Each employment agreement may also be terminated by agreement of the Company and the executive. Each employment agreement prohibits the executive, during employment and during the one-year period following termination of employment, from engaging in the self-storage business as an employee, consultant or owner.

The employment agreements each provide for severance payments in the event the executive’s employment is terminated by the Company without “cause” or he resigns for “good reason.” Such severance payments would be made for a period of 36 months following the termination of the executive’s employment, and each monthly payment would be an amount equal to one-twelfth of the sum of the highest (i) base salary earned by such executive during any calendar year, (ii) bonus and other incentive compensation earned by such executive during any calendar year, and (iii) value of any restricted stock awards during any calendar year to such executive. No severance benefits are payable if the executive’s employment is terminated for “cause” or if the executive retires or voluntarily terminates his employment without “good reason.”

In addition, if the Company undergoes a “change in control” while severance is being paid, the remaining severance payment would be paid to the executive in a lump sum within 30 days after the “change in control” occurs. Further, if the executive becomes entitled to severance payments at any time following a “change in control” of the Company, the severance payments would be paid to the executive in a lump sum within 30 days of his termination of employment. Each employment agreement provides that the severance payments to the executive will be “grossed up” if such severance payments are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code to hold the executive harmless against the impact, if any, of such excise tax. In addition, the Company must reimburse the executive for his legal fees in connection with any good faith claim for severance payments under the employment agreement. Each employment agreement provides that the severance payments will not be offset or mitigated by any income from another source during the severance period.

The employment agreements also provide for payments in the event of termination by reason of the executive’s death or disability during the term of his employment agreement. Such payments will be paid in eight quarterly installments following the date of the executive’s death or disability. Each quarterly payment shall be an amount equal to one-fourth of the then effective annual base salary of the executive at the time of his death or disability. In addition, the executive will be paid a pro rata portion of the incentive compensation earned by the executive during the calendar year in which he dies or becomes disabled. In the case of the executive’s disability, any payments to the executive would be reduced by any amounts paid to the executive in connection with the Company’s disability insurance contracts.

In the event of termination without “cause”, for “good reason” or death or disability or in the event of a “change in control”, all unvested shares of restricted stock or stock options shall vest.

For purposes of the employment agreements described above, the terms have the meanings set forth below:

“change in control” generally includes:

(i) the acquisition by any person of 20% or more of the outstanding stock of the Company;

(ii) approval by the shareholders of the Company of a consolidation, merger or other business combination involving the Company in which the Company is not the surviving entity, other than a transaction in which the holders of the Company’s Common Stock immediately prior to the transaction have substantially the same proportionate ownership of Common Stock of the surviving corporation after the transaction;

(iii) approval by the shareholders of the Company of any consolidation, merger or other business combination in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the transaction do not own at least a majority of the outstanding Common Stock of the continuing or surviving corporation;

(iv) approval by the shareholders of the Company of any sale, lease or exchange of substantially all of the assets of the Company and its subsidiaries;

(v) a change in the majority of the members of the Board of Directors within a 24-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of 2/3 of the directors then still in office who were in office at the beginning of the 24-month period; or

(vi) more than 50% of the assets of the Company and its subsidiaries are sold, transferred or otherwise disposed of, other than in the usual and ordinary course of its business.

“cause” generally means a material breach of the executive’s duties under his employment agreement, or the fraudulent, illegal or other gross misconduct which is materially damaging or detrimental to the Company.

“good reason” generally means:

(i) a material change in the executive’s duties and responsibilities or a change in his title or position without his consent;

(ii) a change in the executive’s place of employment or the principal executive offices of the Company more than 30 miles from Williamsville, NY;

(iii) a reduction by the Company in the executive’s compensation or benefits;

(iv) a material breach of the employment agreement by the Company;

(v) in the case of Messrs. Attea and Myszka, the failure of the executive to be elected a director at any annual shareholders meeting; or

(vi) the failure of any successor to the Company to specifically assume responsibility for the employment agreement.

Potential Payments and Benefits upon Death or Disability or upon Termination of Employment With No Change in Control of the Company.  The tables below reflect the amount of compensation to each of the Executive Officers in the event of termination of such executive’s employment described below. The amounts shown assume that such termination was effective as of December 31, 2007 and uses the closing market price of the Company stock on such date, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to such executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The first column of each table below sets forth the payments to which the executive would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive’s employment for any reason other than for “cause” by the Company or by the executive without “good reason,” and assuming such termination occurred prior to, or did not otherwise arise in connection with, a “change in control” of the Company. The second column of each table reflects payments that would be due in the event of the executive’s termination of employment due to death or disability prior to a change in control of the Company. No benefits are paid, other than earned but unpaid compensation, upon a termination of employment by the Company for “cause” or for termination by the executive upon retirement or without “good reason.”

	Termination by
	Company without
	“Cause” or
	Termination by
	Executive for	Death or
	“Good Reason”	Disability

Robert J. Attea
Cash Severance(1)	$5,072,361	$773,264
Acceleration of Equity Awards	1,329,652	1,329,652

Total	$6,402,013	$2,102,916

Kenneth F. Myszka
Cash Severance(1)	$4,664,040	$752,912
Acceleration of Equity Awards	1,266,103	1,266,103

Total	$5,930,143	$2,019,015

David L. Rogers
Cash Severance(1)	$4,664,040	$752,912
Acceleration of Equity Awards	1,284,549	1,284,549

Total	$5,948,589	$2,037,461

(1)	Cash severance for disability is reduced by any amounts paid to the officer under the Company’s disability insurance contract.

Cash severance for the Executive Officers is paid in 36 monthly installments unless a “change in control” occurs after payments have commenced in which case the remaining payments are then made in a lump sum. Death or disability cash severance is paid in eight quarterly payments. Accelerated equity awards are paid upon the termination of employment, death or disability of the Executive Officer.

Potential Payments and Benefits Following, or in Connection With a Change In Control of the Company.  Upon a termination of an Executive Officer’s employment without “cause” or a termination by the executive for “good reason”

following a “change in control,” the executive is entitled to receive the following benefits in a lump sum within 30 days after the effective date of termination:

Robert J. Attea
Cash Severance	$5,072,361
Acceleration of Equity Awards	1,329,652
Gross-up for excise tax and additional income taxes	2,991,101

Total	$9,393,114

Kenneth F. Myszka
Cash Severance	$4,664,040
Acceleration of Equity Awards	1,266,103
Gross-up for excise tax and additional income taxes	2,995,926

Total	$8,926,069

David L. Rogers
Cash Severance	$4,664,040
Acceleration of Equity Awards	1,284,549
Gross-up for excise tax and additional income taxes	2,995,989

Total	$8,944,578

SHARE RETENTION POLICY

The Compensation Committee has not established guidelines or requirements for the ownership of shares of the Company’s common stock by Executive Officers because each of such executives has had and continues to have a significant equity interest in the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for Executive Officers and oversees the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis found on pages 12-15 of this proxy statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Company with regard to executive compensation. Based upon this review and discussion with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission, and incorporated by reference into the 2007 Annual Report on Form 10-K.

Compensation Committee

Michael A. Elia, Chair
John Burns
Anthony Gammie

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2007, with respect to equity compensation plans under which shares of Common Stock may be issued.

		Weighted
		Average
		Exercise
		Price of
	Number of Securities to	Outstanding
	be Issued Upon Exercise	Options,	Number of Securities
	of Outstanding Options,	Warrants	Remaining Available
	Warrants and Rights	and Rights	For Future Issuance
Plan Category	(#)	($)	(#)

Equity compensation plans approved by shareholders:
2005 Award and Option Plan	87,000	$50.96	1,327,520
1995 Award and Option Plan	53,125	$26.80	0
1995 Outside Directors’ Stock Option Plan	28,000	$46.25	9,160
Deferred Compensation Plan for Directors(1)	34,959	N/A	10,041
Equity compensation plans not approved by Shareholders	N/A	N/A	N/A

(1)	Under the Deferred Compensation Plan for Directors, Outside Directors may defer all or part of their Directors’ fees that are otherwise payable in cash. Directors’ fees that are deferred under such Deferred Compensation Plan will be credited to each Outside Director’s account under such Deferred Compensation Plan in the form of Units. The number of Units credited is determined by dividing the amount of Directors’ fees deferred by the closing price of Common Stock on the New York Stock Exchange on the day immediately preceding the day upon which Directors’ fees otherwise would be paid by the Company. An Outside Director is credited with additional Units for dividends on the shares of Common Stock represented by Units in such Outside Director’s account. An Outside Director may elect to receive the shares in a lump sum on a date specified by the Outside Director or in quarterly or annual installments over a specified period and commencing on a specified date.

CERTAIN TRANSACTIONS

Edward Killeen, the Company’s Senior Executive Vice President of Operations is the brother-in-law of the Chief Executive Officer. Mr. Killeen’s total compensation for 2007 was $194,626.

The Company has engaged Locke Acquisition Group, LLC as a broker to purchase real property. During 2007 the Company paid Locke Acquisition Group LLC $2,122,700 in commissions. Jonathan Attea, son of the Chief Executive Officer, is an employee of Locke Acquisition Group, however, he does not hold any equity in that company nor is he an officer or director.

Frederick G. Attea, brother of the Company’s Chief Executive Officer, is a partner of the law firm of Phillips Lytle LLP, which has represented and is currently representing the Company. Phillips Lytle LLP’s legal fees for services rendered to the Company for 2007 totaled $762,903.

The Company has entered into indemnification agreements with each of its Executive Offices and Directors containing provisions that may require the Company, among other things, to indemnify those officers and Directors against liabilities that may arise by reason of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

PROPOSALS OF SHAREHOLDERS FOR THE 2009 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2009 Annual Meeting of Shareholders, Shareholder proposals must be received by the Secretary of the Company, 6467 Main Street, Williamsville, New York 14221, no later than December 11, 2008.

The Company’s By-Laws set forth the procedure to be followed by a Shareholder who wishes to recommend one or more persons for nomination to the Board of Directors or present a proposal at an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials). Only a Shareholder of record entitled to vote at an Annual Meeting may present a proposal and must give timely written notice thereof to the Secretary of the Company at the address noted above. Generally, such notice must be received by the Company not less than 75 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if such meeting is called for a date more than seven days prior to the anniversary date, then the notice must be received not later than the close of business on (i) the 20th day following the earlier of (a) the date on which notice of the date of the meeting was mailed to Shareholders or (b) the date on which the date of such meeting was publicly disclosed, or (ii) if the date of notice or public disclosure occurs more than 75 days prior to the scheduled date of the meeting, then the later of (a) the 20th day following the first to occur of such notice or public disclosure or (b) the 75th day prior to the scheduled date of the meeting.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company did not contemplate or expect that any business other than that pertaining to the subjects referred to in this Proxy Statement would be brought up for action at the meeting, but in the event that other business calling for a Shareholders’ vote does properly come before the meeting, the Proxies will vote thereon according to their best judgment in the interest of the Company.

A COPY OF SOVRAN SELF STORAGE, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING THE COMPANY. TO OBTAIN A COPY, PLEASE WRITE TO: DAVID L. ROGERS, SECRETARY, SOVRAN SELF STORAGE, INC., 6467 MAIN STREET, WILLIAMSVILLE, NEW YORK, 14221. THE 10-K IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE (www.sovranss.com).

By Order of the Board of Directors,

David L. Rogers
Secretary

April 10, 2008

SOVRAN SELF-STORAGE, INC.
DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended Plan Document
     1. Purpose and Eligibility
     Sovran Self Storage, Inc. (the “Corporation”) hereby establishes the Deferred Compensation Plan for Directors (the “Plan”) the purpose of which is to provide Directors of the Corporation who are not employees of the Corporation the opportunity to defer to a future date the receipt of their annual retainer fees and fees for attendance at Board and Committee meetings (“Compensation”). Nothing contained in this Plan shall be deemed to constitute an employment contract or agreement between the Directors and the Corporation.
     2. Election
     A Director may at any time elect to defer receipt of all or a portion of Compensation not yet earned. For 1999, an election shall be made by May 25, 1999. For new Directors, an election for the first year of service shall be made within fifteen (15) days of becoming a Director. For each subsequent year, an election must be made prior to the start of the year for which the election is to be applicable. Such election shall be in writing, shall specify the method of payment of deferred amounts in accordance with Paragraph 5, and shall continue until amended or terminated by written notice delivered to the Corporation. Such notice of amendment or termination shall not affect previously deferred Compensation.
     An election to defer Compensation earned with respect to services provided in a given year, including an election that automatically continues from year to year until amended or terminated, shall become irrevocable with respect to such year on the last day of the preceding year.
     In the event that a Director makes two or more elections specifying different methods of payment of amounts deferred in different years, the Corporation shall establish separate subaccounts within the Director’s Account established in accordance with Paragraph 4 in order to identify deferred amounts subject to different payment elections.
     3. Shares Subject to Plan
     (a) Subject to adjustment as provided in subparagraph (b), the number of shares of the Corporation’s common stock (the “Stock”) reserved for issuance pursuant to Paragraph 5 of the Plan is 75,000 shares. Stock issued under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

SOVRAN SELF-STORAGE, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended Plan Document

     (b) The number of shares of Stock reserved for issuance under the Plan shall be appropriately adjusted to take into account any changes in the number of outstanding shares of Stock resulting from split-ups or combinations of shares or recapitalizations.
     4. Maintenance of Deferred Account
     (a) Compensation which is deferred shall be credited, in accordance with each Director’s election, to his or her account (“Account”) as of the date on which current payment otherwise would have been made (the “Payment Date”). The amount deferred shall be converted into “Units” based on the value of the Stock as hereinafter provided. The number of Units credited from time to time to each Account shall be:
     - With Respect to Compensation Deferred: The number obtained by dividing the amount of deferred Compensation otherwise payable on the Payment Date by 100% of the closing price of the Stock on the New York Stock Exchange (such closing price being the “Stock Price”) on the immediately preceding business day;
     - With Respect to Cash Dividends: The number obtained by multiplying the number of Units in the Account on the dividend record date by any cash dividends declared by the Corporation on the Stock and dividing the product by 100% of the Stock Price on the related dividend record date; and
     - With Respect to Stock Dividends: The number obtained by multiplying the number of Units in the Account on the dividend record date by the stock dividend declared.
     (b) The number of Units credited to each Account shall be appropriately adjusted to take into account any changes in the number of outstanding shares of Stock resulting from split-ups or combinations of shares or recapitalizations.
     (c) The Plan is intended to constitute an “unfunded” plan for deferred compensation. The establishment of or allocation to Accounts shall not vest in any participant any right, title or interest in or to any specific assets of the Corporation nor shall the Corporation be required to purchase any Stock.
However, in the event the Corporation should purchase such Stock, it shall not be required to exercise any option or right with respect to such Stock, or if it wishes to exercise any option or right under such Stock, it shall not be required to exercise such option or right in any particular manner. With respect to the Corporation’s obligations under the Plan, the participant shall have no rights that are greater than those of a general creditor of the Corporation.
     (d) Within forty-five (45) days after the end of a calendar year, the Corporation shall provide each Director who is participating in the Plan with a statement listing the balance of such Director’s Account as of the end of the year.

SOVRAN SELF-STORAGE, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended Plan Document

5. PAYMENT OF DEFERRED AMOUNTS
     (a) All amounts credited to an Account shall be paid to the Director in shares of Stock (other than cash in lieu of fractional shares) either:
          (i) in a lump sum on a date specified by the Director on his election form and in a number of shares equal to the number of Units then credited to the Director’s Account, or
          (ii) in quarterly or annual installments over such number of quarters or years and commencing on such date as the Director shall have elected, on his or her election form, each installment being equal to a number of shares equal to the number of Units then credited to the Director’s Account divided by the number of installments remaining to be paid; or
          (iii) in a lump sum within ten (10) business days of the separation from service of the Director as a director if the Director has not elected a different payment date on his election form and in number of shares equal to the number of Units then credited to the Director’s Account. For the purpose of this Paragraph 5(iii), a Director shall be deemed to have a separation from service as a director on the date determined in accordance with Treasury regulations promulgated under Internal Revenue Code (“Code”) Section 409A, which may include the effective date of the Director’s resignation or removal as a director, or the last day of the Director’s term if the Director has not been elected to a succeeding term.
In the event that a Director has different method of payment elections in effect with respect to different subaccounts, the foregoing provisions of this Paragraph 5(a) shall be applied with respect to the Director’s subaccount rather than his or her Account, as applicable.
     (b) Notwithstanding any election made by the Director to have amounts deferred under the Plan paid at a different time or in a different manner, in the event of a Director’s death or Disability (as defined below), all amounts credited to his or her Account shall be paid in a lump sum on or before the later of (i) the last day of the calendar year in which the death or Disability occurs, or (ii) the 90th day following the date on which the death or Disability occurs, in shares of Stock equal to the number of Units as of such date of death or Disability. In the event of payment under this Paragraph 5(b), the Director or his or her Beneficiary (if applicable) shall not have the right to designate the taxable year of payment.
     In the event of the Director’s death, the payment shall be made to the Beneficiary designated on the Director’s election form or, if none, to his estate.

SOVRAN SELF-STORAGE, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended Plan Document

“Disability” means the Director is unable to engage in any substantial gainful activity be reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The date of Disability shall be the date on which the Director is determined to be totally disabled by the Social Security Administration or the date as of which the Director is determined to be disabled within the meaning of the previous sentence by a majority of the Board of Directors (excluding the Director).
     (c) Notwithstanding any election made by the Director to have amounts deferred under the Plan paid at a different time or in a different manner, if a Change in Control occurs and the participant ceases to be a Director (other than by reason of death, Disability, retirement or Termination for Cause) within two years thereafter, then upon the date of any such occurrence, all amounts credited to the participant’s Account as of such date shall be paid promptly in a lump sum, in shares of Stock equal to the number of Units as of such date, to the Director. A “Change in Control” shall occur only if there is a “change in the ownership or effective control of the Corporation, or a change in the ownership of a substantial portion of the assets of the Corporation” within the meaning of Code Section 409A and Treasury regulations promulgated thereunder. “Termination for Cause” means termination which is effected by reason of fraud, deceit, or other gross misconduct by the Director performed within the scope of his duties as Director.
     (d) Upon approval of the Board of Directors, a Director participating in the Plan may withdraw all or a portion of the balance of Units in such Director’s Account, in shares of Stock equal to the number of Units withdrawn, in the case of an “unforeseeable emergency” within the meaning of Code Section 409A and Treasury regulations promulgated thereunder (“Unforeseeable Emergency”); provided however that the amount of such withdrawal cannot exceed the amount reasonably necessary to meet the Unforeseeable Emergency as provided in applicable Treasury regulations. The Board of Directors shall have the sole discretion to determine whether an Unforeseeable Emergency has occurred with respect to a Director and, if so, the amount of withdrawal reasonably necessary to meet the emergency.
     6. Non-Assignment
     (a) No right to receive payments under this Plan shall be transferable or assignable by a Director except by will or in accordance with the laws of descent and distribution. All amounts of Compensation deferred under this Plan, all property and rights which may be purchased by the Corporation with such amounts and all income attributable to such amounts, property and rights shall remain the sole property and rights of the Corporation (without being restricted to the provision of benefits under this Plan) subject only to the claims of the Corporation’s general creditors.
     (b) No modification of the time or manner of payment under the Plan shall be authorized if and to the extent that such authorization or the making of such modification would constitute “constructive receipt” on the part of a participant of amounts credited to

SOVRAN SELF-STORAGE, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
Amended Plan Document

his or her Account under the federal income tax laws or would result in a failure to comply with any requirement of Code Section 409A and the Treasury regulations promulgated thereunder.
     7. Effective Date and Termination
          This Plan was originally established and made effective with respect to compensation earned by a Director on and after May 25, 1999 (the “Original Plan Document”). This amended Plan document includes provisions to comply with new deferred compensation rules enacted in Code Section 409A and is effective with respect to, and governs, all compensation deferred on and after January 1, 2005. To the extent any compensation was deferred by a Director and credited to such Director’s account prior to January 1, 2005, the terms of Section 5 of the Original Plan Document shall continue to apply with respect to the payment of such deferred amounts.
          The Plan may be amended or terminated at any time by resolution of the Board, but no amendment or termination shall affect amounts previously credited to a Director’s Account.
     8. Miscellaneous
          (a) As used in this Plan, the term “year” means the calendar year unless the context clearly indicates a different meaning.

SOVRAN SELF STORAGE, INC.
SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Shareholders — May 21, 2008
Robert J. Attea, Kenneth F. Myszka and David L. Rogers, and each of them with full power of substitution, are hereby appointed proxies to vote all shares (unless a lesser number is specified on the other side) of the stock of Sovran Self Storage, Inc. that are held of record by the undersigned on March 24, 2008 at the Annual Meeting of Shareholders of Sovran Self Storage, Inc., to be held at the Courtyard by Marriott, 4100 Sheridan Drive, Buffalo, New York 14221, on May 21, 2008 at 11:00 a.m., local time, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors, on each of the other matters described in the Proxy Statement and otherwise in their discretion.
The shares represented by this Proxy will be voted as directed by the shareholders. If no direction is given, such shares will be voted for election of all nominees for directors listed in Proposal 1 and for Proposals 2 and 3.
Please return this proxy card promptly using the enclosed envelope.
(To be Signed on Reverse Side)
Annual Meeting of Shareholders
SOVRAN SELF STORAGE, INC.
May 21, 2008
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE ELECTRONICALLY
To vote by internet or telephone, have the voting form in hand and call toll-free 1-800-PROXIES or access the web page at “www.voteproxy.com” and follow the instructions.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 21, 2008
The Proxy Statement, Form 10-K for the year ended December 31, 2007 and the Annual Report to shareholders are available at www.sovranss.com/2008annualmeeting
Please Detach and Mail in the Envelope provided
☑ Please mark your
votes as in this
example.
PLEASE MARK, SIGN, DATE & RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The Directors recommend a vote FOR election of all nominees and FOR proposals 2 and 3.

1.	ELECTION OF DIRECTORS: Nominees:

Robert J. Attea
Kenneth F. Myszka
John E. Burns
Michael A. Elia
Anthony P. Gammie
Charles E. Lannon

☐ FOR ALL NOMINEES      ☐ WITHHELD FOR ALL NOMINEES
For, except vote withheld from the following nominee(s):

2.	Approval of amendment to the Deferred Compensation Plan for Directors of Sovran Self Storage, Inc.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2008.
☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.

Change of Address/comments on reverse side ☐

I plan to attend the meeting ☐

I do not plan to attend the meeting ☐
SIGNATURE(S)                                                                                                      Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.